Investor Relations:
Amy Wakeham
IR@greatbatch.com
214.618.4978

Media Relations:
Kelly Butler
kbutler@greatbatch.com
FOR IMMEDIATE RELEASE	214.618.4216

Integer Announces Amendment to its Credit Agreement

FRISCO, TEXAS, December 1, 2016 - Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that it has successfully amended its senior secured credit agreement (the “Credit Agreement”). Pursuant to the amendment, the interest coverage ratio in the Credit Agreement will drop to 2.50-to-1.0 beginning in the fourth fiscal quarter of 2016 until and including the fourth fiscal quarter of 2017. For fiscal quarters in 2018 and 2019, the interest coverage ratio will rise to 2.75-to-1.0 and 3.0-to-1.0, respectively. Additionally, pursuant to the amendment, the total net leverage ratio will step down to 6.25-to-1.0 beginning in the fourth fiscal quarter of 2016 until and including the fourth fiscal quarter for 2017, and will gradually decline to 4.0-to-1.0 by the second fiscal quarter of 2020. Complete information regarding the terms of the amendment can be found on our Form 8-K filed with the Securities and Exchange Commission today.
“We are pleased to have successfully amended our Credit Agreement,” said Thomas J. Hook, Integer’s president and CEO. “We believe this amendment provides Integer with further financial flexibility to operate our business and drive future revenue growth. We appreciate the support of the Company’s senior secured lender partners to help us achieve our strategic initiatives and improve the financial position of Integer. We remain focused on growing our business and making improvements to improve cash flow in order to accelerate the pay down of our debt obligations.”

About Integer
Integer Holdings Corporation (ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net